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                                                           EXHIBIT 99.I (CE)
                                                           -----------------



                AGREEMENT REGARDING JOINT FILING OF SCHEDULE 13D
                ------------------------------------------------

               This will confirm the agreement by and among all the undersigned that the Schedule 13D filed on or about this date with respect to the beneficial ownership by the undersigned of shares of the common stock, par value $0.66-2/3 per share, of Bally Entertainment Corporation, is being filed, and all further amendments thereto will be filed, jointly on behalf of each of the entities named below for all purposes specified in such Schedule 13D, as so amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     Dated:  January 6, 1995




                                       /s/ Arthur M. Goldberg
                                   ----------------------------------------
                                       Arthur M. Goldberg


                                   NUGGET PARTNERS, L.P.


                                   By: /s/ Arthur M. Goldberg
                                      -------------------------------------
                                       Arthur M. Goldberg
                                       General Partner



























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